EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of the 1st day of May, 2011, by and between Steinway & Sons, a New York corporation (the “Company”), and Thomas Kurrer (the “Executive”).

WHEREAS, the Executive and the Company entered into an employment agreement dated August 29, 2007 (the “2007 Agreement”), and

WHEREAS, the Company and Executive wish to make certain modifications to the agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Term of Employment.  The Company agrees to continue to employ the Executive, and the Executive hereby agrees to continue performing his duties and responsibilities until December 31, 2011, unless otherwise terminated in accordance with the terms set forth in paragraph 7 of this Agreement or extended in accordance with the terms sets forth in paragraph 8 (including any extensions, the “Term”).

2.             Duties and Responsibilities.  The Executive shall be employed as the President of the Company, and shall perform such duties as are from time to time assigned to him by the Board of Directors of the Company (the “Board”) and that are normally associated with such position, and shall include primary responsibility for all piano operations of Steinway Musical Instruments, Inc. (“SMI”). The Executive shall report to the President of SMI.

3.                                       Compensation.

a.             For all services to be performed by the Executive during the Term, the Company shall pay to him, together with other compensation as hereinafter provided, an annual salary of €392,500 (subject to such deductions and withholdings as may be required by law or by further agreement with the Executive), payable in arrears monthly.

b.             Without limiting and in addition to the foregoing, each year the Executive shall be eligible to receive an annual bonus determined in the sole and absolute discretion of the Board.

c.             On his annual review date, the Executive shall be eligible to receive salary increases, based on his performance of his duties, but any such increases shall be in the sole and absolute discretion of the Board.

4.             Benefits.  In addition to any other items of compensation provided for in this Agreement, the Executive shall be entitled to the following benefits (the “Benefits”):

a.             The Executive shall be entitled to participate in all employee benefit plans and programs, including, but not limited to any retirement, life insurance, health,

medical, disability or other plans or benefits, whether insured or self-insured, maintained by the Company that are generally available, and on terms no less favorable than those applicable, to its senior executives, in accordance with the general eligibility and participation provisions of such plans or programs may be in effect from time to time.

b.             The Executive shall be entitled to an annual vacation of thirty (30) working days during each year of this Agreement.

c.             The Executive shall be entitled to a leased automobile and all out-of-pocket expenses for the upkeep and maintenance of the automobile.  The Executive’s personal use thereof shall be deemed additional compensation and, therefore, subject to income tax to him.  Any such income taxes shall be the sole responsibility of the Executive.

d.             The Company shall continue to provide a company pension policy for the Executive as agreed under the 1989 Employment Contract and the “Versorgungszusage” dated June 29, 1990/ “Nachtrag 1 zur Versorgungszusage der Firma Steinways & Sons, Hamburg, für Herrn Thomas Kurrer” dated March 17, 1995.

e.             The Company shall continue to provide the Executive with an insurance policy for death or disability as currently in place.

5.             Reimbursement of Expenses.  The Executive shall be entitled to be reimbursed for all reasonable travel and entertainment expenses that are (a) incurred by him in the performance of his duties hereunder and (b) evidenced by appropriate documentation.  In addition, the Executive shall be entitled to an annual, non-accountable expense allowance of $10,000.

6.             Restrictive Covenants.  The Executive acknowledges that certain of the Company’s products and services are proprietary in nature and have been manufactured, assembled and marketed through the use of customer lists, supplier lists, trade secrets, methods of operation and other confidential information possessed by the Company and disclosed in confidence to the Executive (the “Trade Secrets”), which may not be easily accessible to other persons in the trade.  The Executive also acknowledges that he will have substantial and ongoing contact with the Company’s customers and suppliers and will thereby gain knowledge of customer needs and references, sources of equity funding, sources of supply, methods of assembly and other valuable information necessary for the success of the Company’s business.  Therefore, except as provided in subparagraphs (a), (d) and (e) below, during the time the Executive is employed under the provisions of this Agreement and until the date of the first anniversary of the termination of the Executive’s employment, the Executive shall not, without the prior written consent of the Company:

a.             During the Term, engage in any business activity that competes with the Company in the manufacturing of musical instruments or other business in which the Company is engaged, or exploits or utilizes any of the Trade Secrets; provided, however, that the Executive may invest in any publicly-traded company that is similar in nature to the business in which the Company is engaged, provided that such investment shall not exceed 5% of the equity interest in such company on a fully diluted basis;

b.             Solicit any person employed by the Company or any affiliate of the Company, appointed as a representative of the Company, or any affiliate of the Company, to join him as a partner, co-venturer, employee, investor or otherwise, in any substantial business activity whatsoever;

c.             Intentionally disclose or reveal any Trade Secrets or other confidential information of the Company to anyone which disclosure results in harm to the Company;

d.             Become employed by or associated with any entity that owns, operates, manages or has a substantial interest in any business activity that competes with the Company in the manufacturing of musical instruments or other significant business in which the Company is engaged, or exploits or utilizes any of the Trade Secrets; or

e.             For a period of one year after the date of non-renewal pursuant to paragraph 8 below, become employed by or associated with any entity that owns, operates, manages or has a substantial interest in any business activity that competes with the Company as a manufacturer of musical instruments.

7.             Termination.

a.             Termination of Employment.  Either the Executive or the Company may terminate the employment relationship at any time, for any reasons, subject to the terms and conditions contained in this Agreement.

b.             Termination by the Company without Cause.  In the event the Executive’s employment is terminated without Cause, the Company shall, in lieu of any other payment due pursuant to this Agreement:

i.              Pay and/or provide to the Executive all accrued but unpaid salary, any earned but unpaid annual bonus in respect of the year prior to the year of termination, any earned but unpaid bonus in respect of the year of termination to the extent earned pro rata through the date of termination, reimbursement for all unreimbursed business expenses, accrued and unpaid vacation days, and all accrued or vested compensation and benefits payable to the Executive under all benefit plans and all compensation plans, programs or arrangements in which the Executive participates (collectively, the “Accrued Benefits”) within ten (10) days after the date of termination (except in the case of compensation and benefits under plans, programs and arrangements, at such other time and in such manner as determined under the terms and conditions of such plans, programs and arrangements); and

ii.             Within ten (10) days following the date of termination, pay the Executive a lump sum cash amount equal to the sum of his then-current annual salary and the greater of his annual bonus in respect of the year prior to the year of termination and his target bonus, if any, established by the Board in respect of the year of termination.

c.             Termination by the Company for Cause.

i.              The Company may terminate the Executive’s employment with the Company for Cause determined as described below upon written notice to the Executive.  If the Company terminates the Executive’s employment for Cause, the Company shall, in lieu of any other payment due pursuant to this Agreement, pay and/or provide all Accrued Benefits to the Executive within ten (10) days after the date of termination (except in the case of compensation and benefits under plans, programs and arrangements, at such other time and in such manner as determined under the terms and conditions of such plans, programs and arrangements).  In the event of termination of the Executive’s employment for Cause, any obligation of the Company to provide any compensation and Benefits to him, as herein set forth, shall cease immediately except for the Company’s obligations under 4.d above and as otherwise provided in this paragraph and in paragraph 10.

ii.             “Cause” shall be defined as follows:  (A) any felony committed by the Executive in connection with the performance of the Executive’s duties to the Company that causes damage to the Company or any of its properties, assets or businesses; (B) any fraud, misappropriation or embezzlement by the Executive involving properties, assets or funds of the Company; (C) a conviction of the Executive, or plea of nolo contendere by the Executive, to any crime or offense involving monies or other property of the Company; or (D) the violation by the Executive of any non-competition or confidentiality agreement with the Company.

d.             Termination by the Executive for Good Reason.

i.              The Executive may voluntarily terminate his employment for “Good Reason” by notifying the Company in writing, within ninety (90) days after the Executive first obtains knowledge of the occurrence of one of the events below, that the Executive is terminating his employment for Good Reason, provided that the Company shall have forty-five (45) days to cure.  If such Good Reason is not cured, the Executive must actually terminate employment no later than six months following the initial existence of such Good Reason.

ii.             “Good Reason” means the occurrence of any of the following events: (A) any reduction of the Executive’s annual salary, (B) any adverse change in the Executive’s title or reporting relationship as provided herein, (C) any material adverse change in the Executive’s duties or authority as provided herein, (D) any relocation of the Executive’s principal place of business by more than 25 miles from Hamburg Germany, or (D) any other material breach by the Company of any of the provisions of this Agreement.

iii.            In the event the Executive terminates his employment for Good Reason, the Company shall, in lieu of any other payment due pursuant to this Agreement, pay and provide to the Executive the payments, benefits and rights set forth, and at the times provided, in paragraph 7.b. above as if the Executive’s employment was terminated without Cause.

e.             Resignation by Executive without Good Reason.  In the event of termination of the Executive’s employment by reason of his resignation, written notice of which shall be given by him to the Company at least sixty days prior thereto, the Company shall pay and/or provide all Accrued Benefits to the Executive within ten (10) days after the date of termination (except in the case of compensation and benefits under plans, programs and arrangements, at such other time and in such manner as determined under the terms and conditions of such plans, programs and arrangements).

f.              Termination by Reason of Death or Disability.  In the event of termination of the Executive’s employment by reason of death or permanent disability, the Company shall, in lieu of any other payment due pursuant to this Agreement, pay and/or provide Executive or his estate (A) all Accrued Benefits within ten (10) days after the date of termination (except in the case of compensation and benefits under plans, programs and arrangements, at such other time and in such manner as determined under the terms and conditions of such plans, programs and arrangements) and (B) continued payment of the annual salary for a period of six months following the date of his death or the date upon which he becomes permanently disabled, in addition to any other benefits provided by the Company.

8.             Renewal.

a.             The Term shall automatically renew on an annual basis unless the Company provides the Executive with written notice of its intent not to renew at least sixty (60) days prior to the expiration of the then current Term.

b.             If this Agreement is not renewed by the Company, the Company shall, in lieu of any other payment due pursuant to this Agreement, pay and/or provide to the Executive the payments, benefits and rights set forth, and at the times provided, in paragraph 7.b. above as if the Executive’s employment was terminated without Cause.

9.             Indemnification.  The Company shall maintain an adequate level of directors’ and officers’ liability insurance to protect the Executive from liability related to his employment with the Company.  The Company agrees to indemnify the Executive for liability related to his employment with the Company to the extent Executive is not indemnified by such insurance to the maximum extent permitted by applicable law.  The Company further agrees that such indemnification shall survive the Executive’s resignation, termination or expiration of this Agreement, with respect to actions taken by him during his employment with the Company, unless such actions could have been grounds for termination for Cause.

10.           Employment Benefits to Continue After Termination.  If the Executive’s employment is terminated for any reason he shall be entitled to continue to participate in any health and medical plans maintained by the Company at his employee rate if he so elects and pays the premium cost of such insurer in advance to the Company until such time as he becomes a participant in another plan or for an additional period of time in accordance with governmental laws and regulations.  The Company is not obligated to maintain any such benefit plans under this Agreement.

11.           Limitation on Assignment.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without the Executive’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or, with the consent of the Executive, a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of such Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law.

12.           Entire Agreement.  This Agreement constitutes the entire understanding between the parties in connection with the subject matter hereof and supersedes any and all prior agreements or understandings between the parties.   This Agreement may only be changed by a written instrument duly executed by each party.

13.           Binding Nature of Agreement Assignment.  This Agreement shall be binding upon the parties hereto, the heirs and legal representatives of the Executive and the successors and assigns of the Company.

14.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of Germany, without giving effect to the conflict of laws principles thereof.

15.                                 Construction and Jurisdiction.

a.             If any legal action relating to or other proceeding is brought by any party for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any provisions of this Agreement, such action shall be commenced in Hamburg, Germany, and the parties hereto agree that Hamburg shall have exclusive jurisdiction thereof; provided, however, if any court in Hamburg shall decline to afford injunctive relief to the Company on account of the breach or threatened breach of this Agreement by the Executive, the Company shall be entitled to seek such relief from any other court of competent jurisdiction, wherever located.

b.             The prevailing party shall be entitled to recover reasonable attorney’s fees and other reasonable costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

c.             The parties hereby further agree that, in connection therewith, service of  process by registered or certified mail or in person shall confer jurisdiction over them.

16.           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or provisions were omitted.

17.           Section Headings.  The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

18.           Waiver of Breach.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver by said party of any other or subsequent breach.

19.           Notices.  All notices and other communications required or permitted to be given under the terms of this Agreement shall be given in writing and shall be deemed to have been duly given (a) when delivered personally, (b) if sent by telecopy, when receipt thereof is acknowledged at the telecopy number listed below for the receiving party, (c) the day following the day on which the same has been delivered prepaid for overnight delivery to a national air courier service or (d) three days following deposit in the United States mail, registered or certified, postage prepaid, in each case addressed as follows (or to such other addresses that may have been designated by the respective parties hereto for this purpose):

If to the Company:

Steinway & Sons

800 South Street, Suite 305

Waltham, Massachusetts  02453-1472

Fax: (781) 894-9803

Attention:        Dennis M. Hanson

If to the Executive:

Thomas Kurrer

Alsterkamp 12

20149 Hamburg

Germany

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY
Steinway & Sons

/s/ Dennis M. Hanson
Dennis M. Hanson
Executive Vice President

EXECUTIVE

/s/ Thomas Kurrer
Thomas Kurrer